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                                                                   EXHIBIT 23.10

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (No. 333-29671) of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company of our report dated February 13, 1997, except as to Note 4, which is as of March 18, 1997, relating to the financial statements of CHC Lease Partners for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995 which appears in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Operating Company dated July 1, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          /s/ PRICE WATERHOUSE LLP

Miami, Florida
July 9, 1997